Exhibit 10.6

MODULE OPERATIONAL SUPPORT AGREEMENT

This MODULE OPERATIONAL SUPPORT AGREEMENT (this “Agreement”) dated as of December 23, 2024 (the “Effective Date”) is by and between FREYR Battery, Inc. a Delaware corporation (“Manufacturer”) and Trina Solar (U.S.), Inc., a Delaware corporation (“Service Provider”). Manufacturer and Service Provider may be referred to together as the “Parties” and each individually as a “Party”.

RECITALS

(A)	WHEREAS, Service Provider and Trina Solar US Manufacturing Module 1 LLC, a Texas limited liability company and an Affiliate of Manufacturer (“TUM 1”) are parties to that certain Agreement for the Provision of Services (the “Prior TUS Services Agreement”), dated July 16, 2024, pursuant to which Service Provider provided certain services to TUM 1;

(B)	WHEREAS, TUM 1 and Trina Solar Co., Ltd., a company incorporated in the People’s Republic of China and an Affiliate of Service Provider (“TCZ”), are parties to that certain Agreement for the Provision of Services (the “Prior TCZ Services Agreement” and together with the Prior TUS Services Agreement, the “Prior Agreements”), dated July 16, 2024, pursuant to which TCZ provided certain services to TUM 1;

(C)	WHEREAS, Trina Solar (Schweiz) AG, an entity organized under the Laws of Switzerland and an Affiliate of Service Provider (“TSW”), and Manufacturer entered into that certain Transaction Agreement dated November 6, 2024 (the “Transaction Agreement”), and, as a result of the transactions contemplated in the Transaction Agreement, TUM 1 will no longer be an indirect subsidiary of TSW and will become an indirect subsidiary of Manufacturer upon the closing of the transactions contemplated in the Transaction Agreement (the “Closing”);

(D)	WHEREAS, under Section 6.9 of the Transaction Agreement, TSW and Manufacturer agreed to negotiate in good faith, prior to the Closing, to replace the Prior Agreements substantially on the terms set forth in the Term Sheet for Module Operational Support Agreement set forth on Schedule A-8 to the Transaction Agreement; and

(E)	WHEREAS, each of Manufacturer and Service Provider agree to replace the Prior Agreements, on behalf of itself and its Affiliates, on the terms and conditions set forth herein and agree to enter into this Agreement effective as of the Closing.

NOW, THEREFORE, in consideration of the terms and conditions set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed by both Parties, and intending to be legally bound hereby, the Parties agree as follows:

1	Definitions . Capitalized terms not otherwise defined herein have the meanings set forth below.

1.1	“Adjusted EBITDA” means for TUM 1 or for TUM 1 and TUM 2, as applicable, the sum of (i) consolidated net income, determined in accordance with GAAP, plus (ii) without duplication and to the extent deducted in determining the consolidated net income, in each case, determined in accordance with GAAP, the sum of (A) consolidated interest expense, (B) consolidated income Tax expense and (C) all amounts attributed to depreciation or amortization less (iii) the G&A Allocation less (iv) to the extent not taken into account in calculating consolidated net income, all costs and expenses contemplated by the Commercial Agreements including the 5-plus GW Commissions (as defined in the Sales Agency Agreement), the Warranty and Aftermarket Support Fees (as defined in the Sales Agency Agreement) and the Services Cost and Expenses but excluding, the Service Fee and the Bonus Commissions (as defined in the Sales Agency Agreement).

1.2	“Affiliate” of any Person means another Person that directly or indirectly through one of more intermediaries Controls, is Controlled by or is under common Control with, such first Person.

1.3	“Amended IP License Agreement” means the Intellectual Property License Agreement between TCZ and TUM 1 dated July 16, 2024, as amended by that certain Amendment No. 1 to be executed on or before the Closing Date by TCZ and TUM 1.

1.4	“Benefits Claim” means any claim for employment benefits by Service Provider Personnel against Manufacturer or by Manufacturer personnel against Service Provider in connection with this Agreement.

1.5	“Business Day” means each day that is not (a) a Saturday, Sunday, or (b) other day on which banking institutions located in Shanghai, People’s Republic of China, New York, New York, are or obligated by Law or executive order to close.

1.6	“Closing Date” means the date on which the Closing occurs in accordance with the Transaction Agreement.

1.7	“Commercial Agreements” means (i) this Agreement; (ii) the Amended IP License Agreement; (iii) the Solar Cells Sales Agreement; (iv) the Polysilicon Sales Agreement; (v) the IP License Agreement; (vi) the IP Sublicense Agreement; (vii) the Trademark License Agreement; (viii) the Sales Agency Agreement; (ix) the TUS Offtake Agreement, (x) the Solar Cells Operational Support Agreement; and (xi) the Solar Wafer Sales Agreement.

1.8	“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled” and “under common Control with” have correlative meanings.

1.9	“Credit Agreement” means that certain Credit Agreement, dated July 16, 2024, by and among TUM 1, as borrower, HSBC Bank USA, N.A., as administrative agent, HSBC Bank USA, N.A., as collateral agent, and the other lenders from time to time party thereto, as amended from time to time.

1.10	“Encompass Stock Purchase Agreement” means that certain Convertible Series A Preferred Stock Purchase Agreement, dated as of November 6, 2024, entered into by and between FREYR and the Purchasers listed on Schedule I thereto.

1.11	“Employment Claim” means a Personal Injury Claim and Benefits Claim.

1.12	“Facility Investment Decision” means the decision by Manufacturer to commence construction of the Solar Cell Manufacturing Facility under the Encompass Stock Purchase Agreement. For avoidance of doubt, the date on which the Facility Investment Decision is deemed to be made for purposes of this Agreement will be the date such decision is made under the Encompass Stock Purchase Agreement.

1.13	“G&A Allocation” means (i) eight million U.S. dollars (8,000,000 U.S. dollars) until the date on which the Facility Investment Decision is made by FREYR and (ii) fifteen million U.S. dollars (15,000,000 U.S. dollars) thereafter.

1.14	“GAAP” means generally accepted accounting principles in the United States, as in effect on the date or for the period with respect to which such principles are applied.

1.15	“Governmental Authority” means any nation or government; any state, municipality or other political subdivision thereof; and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, taxing, regulatory, administrative or other similar functions of, or pertaining to, governance; and any executive official thereof.

1.16	“Intellectual Property” means any and all intellectual property, industrial property rights and rights in confidential information of every kind and description throughout the world, including all U.S. and foreign (i) patents, patent applications, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (including all registrations and applications for registration of the foregoing), (iii) copyrights (including all registrations, applications for registration and renewal rights) and copyrightable subject matter, (iv) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, (v) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies, (vi) rights of publicity, privacy, and rights to personal information, (vii) moral rights and rights of attribution and integrity and (viii) all rights in the foregoing and in other similar intangible assets.

1.17	“IP License Agreement” means the Intellectual Property License Agreement, to be executed on or before the Closing Date, between TCZ, as licensor, and FREYR, as licensee.

1.18	“IP Sublicense Agreement” means IP Sublicense Agreement, to be executed on or before the Closing Date, between FREYR, as sublicensor, and TUM 1, as sublicensee.

1.19	“Knowledge” means and its cognates mean, with regard to Service Provider, the actual knowledge of Steven Zhu and Michael Nelson, after reasonable inquiry.

1.20	“Law” means any U.S. or non-U.S. federal, state, provincial, local or other constitution, law, statute, ordinance, rule, directive, regulation, published administrative position, policy or principle of common law issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Authority and any judgments, decisions, orders and awards made in respect of the foregoing, including for the avoidance of doubt any stock exchange rules.

1.21	“Person” means any individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority (or any department, agency, or political subdivision thereof).

1.22	“Personal Injury Claim” means any claim of personal injury or death brought by Service Provider Personnel against Manufacturer, or Manufacturer personnel against Service Provider in connection with this Agreement.

1.23	“Polysilicon Sales Agreement” means the Amended and Restated Sales Agreement (Polysilicon), to be executed on or before the Closing Date, between TVNW, as buyer, and TUM 1, as seller, amending and restating the Intercompany Sales Agreement between TVNW and TUM 1, dated July 16, 2024.

1.24	“Sales Agency Agreement” means the Sales Agency and Aftermarket Services Agreement, to be executed on or before the Closing Date, between Service Provider, as sales agent, and TUM 1, as manufacturer, amending, restating and renaming the Marketing and Service Agreement between Service Provider and TUM 1 dated July 16, 2024.

1.25	“Solar Cell Operational Support Agreement” means the Solar Cell Operational Support Agreement, to be executed after the Closing Date, between the Service Provider, as service provider, and FREYR, as manufacturer.

1.26	“Solar Cells Sales Agreement” means the Amended and Restated Sales Agreement (Solar Cells), to be executed on or before the Closing Date, between TED, as seller, and TUM 1, as buyer, amending and restating the Intercompany Sales Agreement between TED and TUM 1 dated July 16, 2024.

1.27	“Solar Cell Manufacturing Facility” means the manufacturing facility to be developed and constructed by TUM 2, or any other Affiliate of TUM 1 or Manufacturer, after Closing, to be located in the United States.

1.28	“Solar Module Manufacturing Facility” means the manufacturing facility owned indirectly by Manufacturer located at 1200 North Sunrise Road, Wilmer, Texas.

1.29	“Solar Modules” means the solar photovoltaic energy generating modules manufactured by or on behalf of Manufacturer at the Solar Module Manufacturing Facility using solar cells and other components.

1.30	“Solar Wafer Sales Agreement” means the Sales Agreement (Solar Wafers) to be executed after the Closing Date between TED, as supplier, and TUM 2, as buyer.

1.31	“Tax” means any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent, including employer and employees’ contributions), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, escheat or unclaimed property, custom duty, tariff, or other tax, governmental fee or other like assessment or charge in the nature of a tax, together with any interest or any penalty or addition to tax or additional amount (whether disputed or not) imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign).

1.32	“Third Party” means any Person other than Manufacturer, Service Provider, and their respective Affiliates.

1.33	“Third-Party Service Provider” means a Third Party engaged by Service Provider to perform a portion of the Services, other than an Affiliate of Service Provider.

1.34	“TED” means Trina Solar Energy Development Pte. Ltd, a company organized under the Laws of the Republic of Singapore.

1.35	“Trademark License Agreement” means the Amended and Restated Trademark License Agreement, to be executed on or before the Closing Date, between Service Provider and TUM 1, amending, restating, replacing and renaming the Trademark License Agreement between Parent and TUM 1 dated July 16, 2024.

1.36	“TUM 2” means Trina Solar US Manufacturing Cell 1, LLC, a limited liability company organized under the Laws of Oklahoma.

1.37	“TUS Offtake Agreement” means the Supply Contract, to be executed on or before the Closing Date, between TUM 1, as supplier, and Service Provider, as purchaser, amending and restating the Supply Agreement between TUM 1 and Service Provider dated July 16, 2024.

1.38	“TVNW” means Trina Solar (Viet Nam) Wafer Company Limited, a company organized under the Laws of Vietnam.

2	Services

2.1	Provision of Services. During the Term and subject to the terms and conditions of this Agreement; in support of Manufacturer undertaking its Manufacturer Responsibilities, Manufacturer is engaging Service Provider to provide to, and Service Provider agrees to provide to, Manufacturer the services, functions and responsibilities for the operation of the Solar Module Manufacturing Facility (the “Services”) in accordance with the schedules set forth herein (the “Services Schedules”). Following Closing, the Operational Committee may propose updates and adjustments to the Services Schedules from time to time to reflect changes required for the operation of the Solar Module Manufacturing Facility to the Parties. If the Parties agree with such proposed updates, they shall execute an updated Service Schedule.

(i)	Advisory services for construction, as further described on Schedule C;

(ii)	Technical services, as further described on Schedule D;

(iii)	Manufacturing management, quality management and risk management advisory services, as further described on Schedule E;

(iv)	Smart manufacturing system services, as further described on Schedule F;

(v)	Equipment operation and maintenance services, as further described on Schedule G;

(vi)	Specialty facilities maintenance services, as further described on Schedule H;

(vii)	Training services, as further described on Schedule I;

(viii)	Advisory services for procurement and supporting materials (excluding solar cells and poly products) purchasing assistance through a procurement platform (the “Procurement Platform”), as further described on Schedule J; and

(ix)	Advisory services for warehouse management and logistics, as further described on Schedule K;

notwithstanding anything herein to the contrary, the Services do not include any Manufacturer Responsibilities and Service Provider will not have the power to contract for or bind the Manufacturer.

2.2	Additional Services. During the Term, Manufacturer may request in writing that Service Provider provide additional services that are not otherwise provided for under this Agreement (the “Additional Services”). The Parties shall cooperate in good faith to agree on the terms, pursuant to which any such Additional Services will be provided by Service Provider shall execute an Additional Services Schedule and Service Provider shall provide a Revised Rolling Forecast to account for any such Additional Service in accordance with Section 2.3(ii). Unless the Additional Services Schedule for Additional Services provides otherwise, Manufacturer shall reimburse Service Provider for Services Costs and Expenses (as defined herein) incurred in the provision of such Additional Services in the manner set forth in Section 6.3 and the fee for such Additional Services will be the Service Fee as determined in Section 6.2 or, if applicable, in Section 6.4. Any such Additional Services shall constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement as if fully set forth on a Services Schedule as of the Effective Date. Notwithstanding the foregoing, Service Provider shall have no obligation to agree to provide Additional Services, provided that Service Provider may not unreasonably decline to provide an Additional Service.

2.3	Rolling Forecast ; Exclusion of Services

(i)	During the Term, Service Provider will prepare and deliver to Manufacturer a non-binding, rolling, 12-month forecast of the estimated Services Costs and Expenses (as defined herein), on a monthly basis, including a reasonable detail with respect to such estimated Costs and Expenses, for such periods, and such other financial and operational metrics as maybe agreed upon by the Parties in writing (the “Rolling Forecast”). The Rolling Forecast represents Service Provider’s good faith estimates of the matters covered by the Rolling Forecast but is not binding and does not limit Manufacturer’s obligation to pay Services Costs and Expenses when due and payable.

(ii)	Promptly, and within ten (10) Business Days, of becoming aware that any forecast of the Services Costs and Expenses in the relevant Rolling Forecast will need to be modified by fifteen percent (15%) or more (including with respect to actual Services Costs and Expenses exceeding any such forecast), including as a result of agreeing to any Additional Services, the Service Provider shall notify the Manufacturer in writing setting out Service Provider’s good faith estimate of the revised forecast of the Service Cost and Expense for the relevant Service or Additional Service, together with reasonable supporting detail, including to the extent known to the Service Provider the reasons for needing to modify the Rolling Forecast (the “Revised Rolling Forecast”).

(iii)	Following receipt of the Rolling Forecast or Revised Rolling Forecast, Manufacturer’s Project Manager may request Service Provider’s Project Manager to provide additional detail or respond to questions on the Rolling Forecast or Revised Rolling Forecast. To the extent the Manufacturer and Service Provider disagree over any part of the Rolling Forecast or Revised Rolling Forecast, the Project Managers, Operational Committee, any relevant Operational Subcommittees or Executives, shall discuss such disagreement in good faith pursuant to Section 5. To the extent that the Parties cannot reach an agreement with respect to any estimated Services Costs and Expenses relating to any Service or Additional Service on a go-forward basis, Manufacturer may terminate any such Service or Additional Service and the Parties shall execute a Change Order, in accordance with Section 2.4.

2.4	Change Orders. From time to time during the Term, a Party may request to make a change to the Services Schedule, including, for the avoidance of doubt, a request by Manufacturer to terminate a Service or Additional Service as a result of discussions in connection with a Rolling Forecast or Revised Rolling Forecast (a “Change”). In the event the Parties agree on a Change, Service Provider will prepare a mutually agreeable change order (a “Change Order”) that amends the applicable Service Schedule(s) and the Parties will execute and deliver such Change Order, provided that where Manufacturer has requested to terminate a Service or Additional Service as a result of discussions in connection with a Rolling Forecast or Revised Rolling Forecast, the Parties shall be deemed to agree to such termination and promptly execute the Change Order.

2.5	Conflict Among Services Schedules and this Agreement. No Service Schedule or other communications from either Party shall vary the terms and conditions of this Agreement unless both Parties expressly agree in writing to modify a term of this Agreement as determined in Section 17.7 and identify the specific term to be modified. In the event of any conflict between the terms and conditions of this Agreement and those of any Services Schedules or Additional Services Schedule, other ordering documents or other communications from either Party, the terms and conditions of this Agreement shall prevail unless the Parties have agreed otherwise pursuant to the preceding sentence.

2.6	Subcontracting of Services. Manufacturer acknowledges and agrees that Service Provider may provide any or all of the Services, in whole or in part, to Manufacturer directly or through one or more of its Affiliates or Third-Party Service Providers, provided that (i) such Affiliates or Third-Party Service Providers are bound by obligations of confidentiality that are consistent with Section 10 of this Agreement and (ii) Service Provider shall in all cases retain full responsibility for the provision of the Services to be performed by any such Affiliates or Third-Party Service Provider. Service Provider shall not deduct or withhold from any payment to a Third-Party Service Provider pursuant to this Agreement any Taxes unless required to do so by Law. Any Taxes deducted or withheld pursuant to this Section 2.6 and timely remitted to the appropriate Governmental Authority will be treated as if paid under this Agreement to the Third-Party Service Provider with respect to which the deduction or withholding was made.

2.7	Performance Standards. Service Provider agrees that the Services will be provided (i) at the same quality level as such Services would have been provided by a professional provider of such Services; (ii) at least consistent with the practices used and adopted from time to time, by Service Provider or its Affiliates at similar manufacturing facilities where solar modules are manufactured, owned or operated by Service Provider or its Affiliates; (iii) using Service Provider Personnel (as defined herein) who are qualified, experienced, knowledgeable with and trained for the tasks assigned to such individuals; and (iv) in accordance with the terms and conditions of this Agreement. To the extent any Services Schedule sets forth timelines for performance of tasks or delivery of deliverables or the Project Managers (as defined herein) agree to any such timelines or deliverables in writing, Service Provider will use commercially reasonable efforts to meet such timelines and will ensure that such deliverables conform in all material respects to the specifications and instructions set forth in the Services Schedule or otherwise agreed upon by the Project Managers in writing. In the event of any breach of the foregoing, Service Provider shall use commercially reasonable efforts to correct the non-conforming Services with reasonable promptness after Manufacturer notified the Service Provider of such non-conforming Services, and in no event later than fifteen (15) Business Days after such notice or within the period otherwise established in the applicable Service Schedule.

2.8	Services to Manufacturer Affiliates. Manufacturer may instruct Service Provider to provide any Services or Additional Services hereunder to any of Manufacturer’s Affiliates (each such Affiliate, a “Service Recipient”) and such Service Recipient shall be entitled to enforce this Agreement with respect to such Services in accordance with Section 17.2. For the avoidance of any doubt, TUM 1 is a Service Recipient for the purposes of this Agreement.

3	Service Provider Personnel

3.1	Employment of Service Provider Personnel. Immediately after the Closing Date, Service Provider, directly or through its Affiliates and Third Party employment agencies, shall employ and make available to Manufacturer certain of the personnel employed by or contracted by TUM 1 immediately prior to the Closing Date to assist with the operation of the Solar Module Manufacturing Facility and, thereafter during the Term (as defined herein), will continue to employ or engage such personnel or their replacements to perform the Services under an employee leasing arrangement (such employees and contractors, the “Service Provider Personnel”). Schedule A sets forth the material terms upon which Service Provider agrees to lease the Service Provider Personnel to Manufacturer. From time to time, when requested by Manufacturer, Service Provider will deliver complete lists of all then-current Service Provider Personnel. Service Provider Personnel shall exclude any personnel who are the direct employees of Manufacturer.

3.2	Additional or Less Personnel. If Manufacturer reasonably determines that additional personnel are reasonably necessary (or would be beneficial) for Manufacturer to operate the Solar Module Manufacturing Facility, or less personnel is required, Manufacturer shall inform and consult with Service Provider to determine the necessary staffing levels. If the Parties cannot agree on the appropriate staffing levels, the Parties shall refer the matter to the Operational Committee for consideration.

4	Obligations of the Manufacturer

4.1	Operation of the Business. Manufacturer shall be responsible for all aspects of the management and operation of the Solar Module Manufacturing Facility (“Manufacturer Responsibilities”), other than the Services and the Additional Services as set forth herein. Manufacturer Responsibilities include but are not limited to:

(i)	strategic planning, including the determination of strategy and objectives for Manufacturer and its Affiliates;

(ii)	financial management, including tracking and reporting the financial performance of Manufacturer and its Affiliates and tax credit management);

(iii)	establishing and monitoring controls, as applicable to an operating subsidiary of a US public company;

(iv)	manufacturing of Solar Modules;

(v)	quality controls;

(vi)	equipment and building maintenance, as it relates to keeping the Solar Module Manufacturing Facility in good repair;

(vii)	human resources, including payroll and benefits for Manufacturer’s employees and contractors only (and not in relation to Service Provider Personnel); and

(viii)	contract and vendor management, as it relates to contracts with Third Parties, except for Third-Party Service Providers.

4.2	Access to Solar Module Manufacturing Facility; Materials and Resources. During the Term, Manufacturer agrees to provide access to the Solar Module Manufacturing Facility to Service Provider, Service Provider Personnel and Third-Party Service Providers as reasonably necessary or advisable to permit Service Provider to provide the Services. Manufacturer shall procure, purchase, supply and or provide the following: (i) all office supplies, telephone systems and general office equipment and associated support services, office furnishings, workspace and utilities (but only with respect to Service Provider Personnel who are located in the Solar Module Manufacturing Facility) and (ii) all data, documents, materials and other information, in each case as reasonably necessary for Service Provider Personnel to perform the Services. To the extent Manufacturer makes accommodations as are reasonably necessary to its employees and personnel who are located at the Solar Module Manufacturing Facility, Manufacturer agrees to make the same accommodations for Service Provider Personnel who are performing similar duties or functions at the Solar Module Manufacturing Facility.

4.3	Access to Manufacturer Systems. Manufacturer shall obtain and maintain its technology, platforms, networks, applications, software databases, computer hardware and other technology (“Manufacturer Systems”) as reasonably necessary or advisable to operate the Solar Module Manufacturing Facility or as reasonably requested by Service Provider to provide the Services. During the Term, Manufacturer agrees to provide Service Provider Personnel and Third-Party Service Providers access to Manufacturer Systems as reasonably necessary or advisable to enable Service Provider to provide the Services.

4.4	Consents and Permits. Manufacturer shall obtain and maintain all necessary licenses, permits, waivers, registrations, grants, authorizations, approvals, certifications and consents required for the operation of the Solar Module Manufacturing Facility.

5	Operational Management

5.1	Cooperation; Delays. Each Party shall (i) cooperate with the other Party in the performance of the obligations under this Agreement; (ii) consider in good faith the recommendations made by the other Party with respect to this Agreement; and (iii) require that its Project Manager (as defined below) respond promptly to any reasonable requests from the other Party for instructions, information, or approvals required by such Party in connection with the obligations under this Agreement. If a Party’s performance of its obligations under this Agreement is prevented or delayed by any action or omission of the other Party, such first Party shall not be deemed in breach of its obligations under this Agreement or otherwise liable for any costs, charges or losses sustained or incurred by the other Party, in each case, to the extent arising directly or indirectly from such prevention or delay.

5.2	Project Managers. Service Provider and Manufacturer shall each appoint a “Project Manager” to act as the primary point of contact for such Party regarding day-to-day matters relating to each Party’s obligations under this Agreement as soon as practical after the Effective Date. Each Party may replace its Project Manager by written notice (email sufficient) to the other Party’s Project Manager (provided that notice of any replacement of a Project Manager shall be effective only upon receipt of such written notice).

5.3	Operational Committee.

(i)	Formation. As soon as reasonably practical following the Effective Date, Service Provider and Manufacturer shall establish a joint operational committee (the “Operational Committee”), comprised of three (3) representatives of Service Provider and three (3) representatives of Manufacturer (each a “Representative”). All such Representatives must have appropriate experience and authority to make decisions on behalf of the appointing Party. The Parties shall appoint initial members of the Operational Committee as soon as practical after the Effective Date. Service Provider and Manufacturer may replace any of its Representatives on the Operational Committee at any time upon written notice (email is sufficient) to the other Party, provided that notice of any Representative replacement shall be effective only upon receipt of such written notice.

(ii)	Operational Committee Scope of Authority. The Operational Committee shall be responsible for facilitating communications between the Parties and for oversight of the Parties’ efforts to relating to the manufacture, distribution and sale of solar products as contemplated under the Commercial Agreements. The Operational Committee shall discuss in good faith with the aim to resolve disagreements or issues under the Commercial Agreements, provided the Operational Committee shall have no responsibilities or authority with respect to any Manufacturer Responsibilities and will not have the power to contract for or bind either Party.

(iii)	Subcommittees. The Operational Committee may, from time to time, establish subcommittees to address matters that may arise under any of the Commercial Agreements, including, for the avoidance of doubt, a sales subcommittee to discuss disputes or issues under the Sales Agency Agreement (each, an “Operational Subcommittee”). In establishing Operational Subcommittees, the Operational Committee shall define in writing the scope of authority for the Operational Subcommittee, its members (and the process for replacing members), and other matters the Operational Committee determines are relevant to the management of the Operational Subcommittee. The Operational Committee may at any time disband any Operational Subcommittee or modify its scope of authority.

(iv)	Operational Subcommittee Scope of Authority. Each Operational Subcommittee shall have the responsibilities delegated to such Operational Subcommittee by the Operational Committee. The duration of each Operational Subcommittee may be limited in time, in which case the authority of such Operational Subcommittee will end as prescribed by the Operational Committee, unless extended by the Operational Committee. Each Operational Subcommittee shall discuss in good faith with the aim to resolve disagreements or the issues under the Commercial Agreements, as delegated by the Operational Committee, provided the Operational Subcommittees shall have no responsibilities or authority with respect to any Manufacturer Responsibilities and will not have the power to contract for or bind either Party.

(v)	Meetings. The Operational Committee and any Operational Subcommittees may establish guidelines for meetings and may revise such rules from time to time, provided that no such rules may authorize or permit any action outside of the scope of authority granted to the Operational Committee under this Agreement or to the scope of authority granted by the Operational Committee to any Operational Subcommittee. For the avoidance of doubt, the Operational Committee and Operational Subcommittees shall not make decisions binding on either Party.

(vi)	Disputes. At a duly called meeting, the Operational Committee shall seek to resolve disputes informally between the Parties as promptly as possible. If the Operational Committee cannot resolve any dispute as to any matter within the Operational Committee’s authority, then the status quo of such matter shall continue until the Parties reach agreement. If, after thirty (30) days the Operational Committee is unable to resolve any dispute, then the dispute, upon the request of either Party, will be referred for resolution to the President for Service Provider and the Chief Executive Officer of Manufacturer (together, the “Executives”). Within thirty (30) days of such referral, such Executives of each Party will confer (via video conference unless otherwise agreed) to resolve such dispute. If, after an additional thirty (30) days from the meeting of such Executives, the Parties are still unable to resolve a deadlock, either Party may seek resolution in accordance with Section 16. The Party seeking resolution of a dispute brought to the Operational Committee must provide written notice to the other Party prior to initiating any proceeding.

6	Financial Terms

6.1	Service Fees. In consideration for the Services rendered for each calendar year during the Term, Manufacturer shall pay to Service Provider an annual fee equal to five percent (5%) of the Adjusted EBITDA for the relevant calendar year in which the Services are performed (the “Service Fee”). The Parties agree the Service Fee provides partial consideration for the performance of Service Provider’s obligations under this Agreement and, in addition, provides partial consideration for the rights and licenses granted under the IP License Agreement, the Trademark License Agreement and other Commercial Agreements. For the avoidance of doubt, Service Provider may allocate the Service Fees to the IP License Agreement, the Trademark License Agreement and other Commercial Agreements in its sole discretion. Notwithstanding the foregoing, as Service Provider will have substantial advance cost and expenses to prepare for providing the Services, Services Fee shall be paid to the Service Provider regardless of whether Services are rendered by Service Provider to Manufacturer hereunder.

6.2	Payment of Service Fees.

(i)	Promptly after Manufacturer files its annual report (“Manufacturer Annual Report”) with the Securities Exchange Commission (“SEC”), Manufacturer shall deliver to Service Provider the calculation of the Services Fee (together with reasonable supporting detail). Upon receipt of the calculation of Service Fees from Manufacturer, Service Provider shall invoice Manufacturer for the Services Fee and Manufacturer shall pay the amount of such invoice in U.S. dollars within thirty (30) days after the date of receipt of the invoice.

(ii)	If Manufacturer fails to timely file its Manufacturer Annual Report in accordance with the rules promulgated under the Securities Exchange Act of 1934 or any other applicable rules of the SEC for more than thirty (30) days, then the Parties shall meet and confer to discuss the calculation of the Services Fees and Manufacturer shall provide its estimate of Adjusted EBITDA to Service Provider promptly thereafter (the “Services Fee Estimate”). Upon receipt of the calculation of the Services Fee Estimate, Service Provider shall invoice Manufacturer for the Services Fee Estimate and Manufacturer shall pay the amount of such invoice in U.S. dollars within thirty (30) days after the date of receipt of the invoice. Within fifteen (15) days of Manufacturer filing the late Manufacturer Annual Report with the SEC, Manufacturer shall deliver to Service Provider an updated calculation of the Services Fees (together with reasonable supporting detail), if applicable (the “Updated Services Fee”). If the Updated Services Fee is greater than the Services Fee Estimate, then Service Provider shall invoice Manufacturer for the difference between the Updated Services Fee and Services Fee Estimate and Manufacturer shall pay the amount of such invoice in U.S. dollars within thirty (30) days after the date of receipt of the invoice. If the Updated Services Fee is less than the Services Fee Estimate, then Manufacturer shall set off the difference between the Updated Services Fee and the Services Fee Estimate against amounts owed to Service Provider for Service Costs and Expenses (as defined below) in the following billing cycle; provided, however, that if the Updated Services Fee is less than the Services Fee Estimate for the last year of the Term, Manufacturer shall notify Service Provider of the amount of the excess of the Services Fee Estimate over the Updated Services Fee when it delivers the Updated Services Fee to the Service Provider, and Service Provider shall refund such excess within thirty (30) days thereafter.

(iii)	If Manufacturer ceases to be a public company required to file an annual report with the SEC, Manufacturer shall deliver an audited financial statement and calculation of the Services Fee (together with reasonable supporting detail) to Service Provider on or before April 30th of each calendar year following the calendar year during which the Services are provided for the calculation of Service Fees, and Service Provider shall invoice Manufacturer for such Service Fees and Manufacturer shall pay the amount of such invoice in U.S. dollars within thirty (30) days after the date of receipt of the invoice.

6.3	Services Costs and Expenses. Manufacturer shall be responsible for all fully burdened costs and expenses reasonably incurred by Service Provider in performance of its obligations under this Agreement, including substantiated costs of management and administrative overhead, which are reasonably attributed to the Service Provider’s provision of Services hereunder, costs incurred in establishing and maintaining the Procurement Platform commensurate with the Services, benefits for all Service Provider Personnel and, with regard to non-U.S. Service Provider Personnel, all amounts due to Third Party agencies, costs of applications, transportation, costs of housing and other reasonable costs and expenses incurred in order to employ all such Service Provider Personnel and deploy them to Manufacturer, and in each case provided they are direct costs of Service Provider (“Services Costs and Expenses”). The Services Costs and Expenses shall be invoiced monthly (together with reasonable supporting detail) by Service Provider in the calendar month following the calendar month in which such Services Costs and Expenses are incurred, and Manufacturer shall pay the amount of such invoice in U.S. dollars within thirty (30) days of the date of receipt of the invoice.

6.4	Disputed Payments. If Service Provider disputes in good faith Manufacturer’s calculation of Service Fees or if Manufacturer disputes in good faith of an invoice for Service Costs and Expenses provided by Service Provider (in each case, a “Payment Dispute”), the disputing Party shall provide to the other Party an explanation of the basis for the dispute and Manufacturer shall pay to the Service Provider the portion of the invoice that is not in dispute by the due date. Thereafter, the Parties shall discuss and try to resolve the disputed amount within one (1) week of receipt of such notice of dispute (the “Dispute Period”). If the Parties resolve the Payment Dispute within the Dispute Period and the disputed amount is determined to be properly due and payable, then the relevant Party shall pay to the other Party such disputed amount on or before ten (10) days after such determination. If the Payment Dispute has not been resolved by the end of the Dispute Period, then the Payment Dispute shall be referred to the Operational Committee and shall be resolved in accordance with the terms set forth in Section 5.3.

6.5	Remedies for Failure to Pay Services Fees. Subject to Section 6.4, if Manufacturer fails to pay any Service Fees in accordance with the payment terms, then, without limiting Service Provider’s other rights and remedies, Service Provider shall have the right, in its sole discretion, to assess late charges in an amount equal to the lesser of 1.5% per month or, if lower, the maximum allowable under applicable Law. Manufacturer shall not have the right to withhold payments to Service Provider or reduce the amount of payments owed to Service Provider under this Agreement for fees, claims, damages, expenses or other amounts owed, or alleged to be owed, to Manufacturer from Service Provider under this Agreement or any other agreement. Manufacturer shall reimburse Service Provider for all costs of collection, including reasonable attorneys’ fees, incurred by Service Provider as a result of its failure to make such payments in accordance with this Agreement.

6.6	Taxes. TUS acknowledges that the payment of the Services Fee by Manufacturer under this Agreement may be subject to withholding obligations and other deductions under applicable Law. Manufacturer shall withhold or deduct all such amounts that TUM 1 determines is required under applicable Law and shall remit such amounts to the proper taxing authorities without any obligation to make any additional payments.

7	Regulatory Matters

7.1	Compliance with Laws. Each of Manufacturer and Service Provider shall comply with all Laws applicable to such Party and all Laws of the United States related to the performance of its obligations under this Agreement.

7.2	45X Tax Credit. For each year during the Term, upon Manufacturer’s request, Service Provider and Service Provider’s Affiliates (the “45X Parties”) agree to provide Manufacturer with a protective certification statement (in the manner as described in Treasury Regulation section 1.45X-1(c)(3)(iv) stating that, in the event the Internal Revenue Service characterizes agreement or arrangement between or among the 45X Parties or any of their respective Affiliates as a “contract manufacturing arrangement” under Treasury Regulation section 1.45X-1(c)(3)(ii), Manufacturer, or, if Manufacturer is disregarded as an entity separate from its owner for United States federal income tax purposes, the regarded owner of Manufacturer’s assets for such purposes, is the sole taxpayer who can claim the advanced manufacturing production credit under section 45X of the Internal Revenue Code, as amended (the “Code”) with respect to the Solar Modules, and that none of Service Provider or Service Provider’s Affiliates shall claim such credit under section 45X of the Code. If any Third-Party Service Provider provides any Services to Manufacturer, Service Provider agrees to use commercially reasonable efforts to cause such Third-Party Service Provider to provide Manufacturer with a certification statement in the manner described in this Section 7.2. Service Provider shall use commercially reasonable efforts to cause any such Third-Party Service Provider to be bound by obligations described in this Section 7.2.

8	Term; Termination

8.1	Term. This Agreement is effective as the Effective Date and shall continue until the later of (1) the fifth (5th) anniversary of the date hereof and (2) the date the Obligations (as defined in the Credit Agreement) have been repaid in full in cash or otherwise discharged in accordance with the Credit Agreement (the “Term”), unless terminated earlier as provided herein; the Parties may mutually agree in writing to extend the term of this Agreement, if so agreed, the Term will include any such extension period.

8.2	Early Termination. In addition to any other rights of termination provided under this Agreement, this Agreement may be terminated as follows:

(i)	by either Party if the other Party is in material breach of this Agreement and fails to cure such breach within forty-five (45) days after written notice thereof by the non-breaching Party;

(ii)	by either Party if the other Party is in material breach of another Commercial Agreement and fails to cure such breach within the cure period set forth therein unless the Obligations (as defined in the Credit Agreement) have been repaid in full in cash or otherwise discharged in accordance with the Credit Agreement (in which case this Section 8.2(ii) does not apply);

(iii)	by either Party upon written notice to the other Party upon (a) the discontinuance, dissolution, liquidation and/or winding up of the other Party’s business or (b) the making, by the other Party, of any general assignment or arrangement for the benefit of creditors; the filing by or against the other Party of a petition to have it adjudged bankrupt under bankruptcy or insolvency Laws, unless such petition shall be dismissed or discharged within sixty (60) days; (c) the appointment of a trustee or receiver to take possession of all or substantially all of such Party’s assets, where possession is not restored to the appropriate Party within thirty (30) days; or (d) the attachment, execution or judicial seizure of all or substantially all of the other Party’s assets where attachment, execution or judicial seizure is not discharged within thirty (30) days; and

(iv)	at any time upon the mutual written agreement of the Parties;

provided further, the Parties may mutually agree in writing to terminate any Services Schedule and the Services related thereto, in which case the Agreement and all other Services Schedules not expressly terminated shall remain in full force and effect.

8.3	Effect of Termination. Upon termination of this Agreement for any reason, (i) Service Provider shall have no further obligation to provide Services, (ii) Manufacturer (1) shall have no obligation to pay any Service Cost and Expenses incurred after the date of termination (unless the Parties agree otherwise in writing) and (2) the Service Fee shall be prorated and shall only be payable for the portion of the year for which the Services are provided, and (iii) each Party shall return or destroy all Confidential Information of the receiving Party in accordance with Section 10.3. Termination of this Agreement shall not release any Party from the obligation to make payment of all amounts then or thereafter due and payable hereunder.

8.4	Suspension of Obligations. In addition to the right to terminate pursuant to Section 8.2, if either Party does not cure a material breach as set forth in Section 8.2(i), then the non-breaching Party may, without prejudice to any other right or remedy available to such Party, suspend performance of its obligations hereunder until such material breach has been cured.

8.5	Survival. The following sections of this Agreement shall survive the termination or expiration of this Agreement: Sections 1, 8.5, 9, 10, 11, 12, 13, 14, 16, and 17.

9	Representations and Warranties; Covenants

9.1	Mutual Representations and Warranties; Covenants. Each Party hereby represents and warrants as of the date hereof, and with respect to (iii) covenants, that (i) it has full power and authority to enter into this Agreement and perform its obligations hereunder; (ii) it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization; and (iii) it has not entered into, and during the Term will not enter into, any agreement that would prevent it from complying with this Agreement.

9.2	Service Provider Representations. Service Provider represents and warrants as of the date hereof of and covenants that to its Knowledge:

(i)	the Services provided to Manufacturer under this Agreement do not and will not contain or use any computer programs, data, work, designs, materials, technology or other information that infringe, misappropriate or otherwise violate the rights of any Third Party; and

(ii)	there is no claim pending or threatened in writing against the Service Provider which may adversely affect the Service Provider’s ability to provide the Services under this Agreement.

9.3	DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, STATUTORY, OR OTHERWISE. EACH PARTY SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, AND WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE, OR TRADE PRACTICE.

10	Confidentiality

10.1	Definition; Exclusions. Each Party acknowledges that, in connection with this Agreement, it will gain access to certain non-public, confidential, or proprietary information of the other Parties (“Confidential Information”). Confidential Information does not include information that at the time of disclosure is: (i) in the public domain; (ii) known to the Party receiving it; (iii) rightfully obtained by the receiving Party on a non-confidential basis from a Third Party; or (iv) independently developed by the receiving Party without access to the other Party’s Confidential Information.

10.2	Obligations. Each Party shall maintain each other Party’s Confidential Information in strict confidence, use it only in furtherance of this Agreement, and not disclose it to any other Person, except to its employees, directors, officers, contractors, advisors, equity investors, lenders, and, with respect to TUM 1, Customer, in each case who (i) have a need to know such Confidential Information for such Party to exercise its rights or perform its obligations hereunder and (ii) are bound by written nondisclosure agreements with such Person or entity. Notwithstanding the foregoing, each Party may disclose Confidential Information to the limited extent required to comply with an order of a court or other Governmental Authority, or as otherwise necessary to comply with applicable Law, provided that the Party making the disclosure pursuant to the order or in compliance with Law shall first have given written notice to the other Party, as soon as reasonably practicable, to the extent legally permissible, to permit the other Party to object to the disclosure, and also shall first have made a reasonable effort to obtain a protective order to protect such disclosure.

10.3	Return of Confidential Information. Upon expiration or termination for any reason of this Agreement, the receiving Party shall immediately (i) return all Confidential Information of the disclosing Party to the disclosing Party, or (ii) destroy it. At the same time, the receiving Party shall provide the disclosing Party with a written certificate signed by an authorized representative of the receiving Party on the return or destruction of all such Confidential Information.

11	Privacy and Data Security

11.1	Employee Data. Each Party and their respective Affiliates may, from time to time, disclose personal information relating to their respective employees and contractors, as applicable, by such Party (as applicable, “Employee Data”) in order to manage the Services. Each Party shall separately determine the means and purposes of its own processing Employee Data, acting as separate and independent controllers in relation to such processing. The Parties agree that, as between one another, neither shall be considered to be processing Employee Data on behalf of the other. Each Party shall ensure that Employee Data is protected by commercially reasonable administrative, technological, and physical safeguards consistent with (i) the value of the Employee Data; (ii) the risks to the Parties and to the persons to whom the Employee Data relates; and (iii) the requirements of applicable Laws. Each Party shall, without undue delay, and, in any event, within five (5) days, notify the other Party if such Party becomes aware of any compromise to the confidentiality of the other Party’s Employee Data. The notification shall include all information available to such Party regarding the cause of the compromise as well as any information available regarding the Employee Data affected and remedial measures that such Party has taken or plans to take. Such Party shall update its notification without undue delay as new information becomes available. Such Party shall also reasonably cooperate with the other Party and its Affiliates to investigate any such compromise and, if the compromise arose out of the actions or inactions of such Party’s information systems or personnel, shall remedy the causes of the compromise and take commercially reasonably steps to prevent reoccurrence.

11.2	Ownership of Manufacturer Data. “Manufacturer Data” means all data that is submitted or provided to Service Provider or its Affiliates by or on behalf of the Manufacturer in connection with the Services or any Additional Services and all data that is processed, derived or produced in connection with the Services or any Additional Services (excluding Service Provider’s Employee Data). As between Service Provider and Manufacturer, Manufacturer retains all right, title and interest in and to Manufacturer Data. Manufacturer hereby grants to Service Provider a non-exclusive, non-transferable, non-sublicensable (except to its Affiliates and Third-Party Service Providers as necessary in order to provide the Services), worldwide right and license to use, copy, modify, access, and create derivative works of Manufacturer Data as necessary, and solely in order, to provide the Services and any Additional Services under this Agreement.

11.3	Security. If the Services require Service Provider to access or use the Manufacturer Systems in performing the Services, Service Provider agrees to comply with all security controls, policies, standards and guidelines applicable to the Manufacturer’s systems. Service Provider shall not, and shall not permit any Third Party to: (i) introduce any virus or disabling code into the Manufacturer’s systems; (ii) enable Third Parties to have unauthorized access to the Manufacturer’s systems; (iii) attempt to access any portions of the Manufacturer’s systems other than as permitted or required under this Agreement; (iv) use the Manufacturer’s systems in any manner that would be reasonably likely to damage or impair or the Manufacturer’s systems; (v) circumvent or attempt to circumvent or bypass the Manufacturer’s security procedures for the Manufacturer’s systems; or (vi) otherwise adversely affect or alter the operation, functionality and technical environment of the Manufacturer’s systems. Each Party shall ensure that its information technology systems and processes comply with applicable Center for Internet Security (CIS) Controls or equivalent security protections that provide reasonable security to protect the Confidential Information provided by the other Party, Employee Data, Manufacturer Data and Services Personal Data as defined in Section 11.

11.4	Services Personal Data. Each Party acknowledges that a Party may require the other Party, as part of its performance of obligations under this Agreement, to process, on the other Party’s behalf, information that identifies or can be used to identify, contact, or locate the person to whom that information pertains (“Services Personal Data”). To the extent either Party is required to process Personal Data, the Parties agree to comply with the Data Processing Agreement attached hereto as Schedule B (the “DPA”). Each Party shall also require that its Affiliates and, in the case of Service Provider, Third-Party Service Providers, that have access to Personal Data agree to comply with and are bound by written agreements that include all of the terms or substantially similar terms to those set forth in the DPA.

12	Indemnification

12.1	Indemnification by Service Provider. Service Provider shall indemnify, defend, and hold harmless Manufacturer, its Affiliates, and their respective officers, directors, members, managers, employees, and contractors (“Manufacturer Indemnified Party”) from and against any loss, liability, or expense (including attorneys’ fees and costs) incurred by a Manufacturer Indemnified Party as a result of a claim or demand by an unaffiliated Third Party alleging or arising from (i) any breach of this Agreement by Service Provider; (ii) the negligence, gross negligence, willful misconduct or fraud by Service Provider, its Affiliates, or its or its Affiliates’ officers, directors, members, managers or employees (including indirect employees provided through staffing agencies, contract employees and the Service Provider Personnel); and (iii) Service Provider’s failure to comply with applicable Laws in the performance of the Services hereunder.

12.2	Indemnification by Manufacturer. Manufacturer shall indemnify, defend, and hold harmless Service Provider, its Affiliates, and their respective officers, directors, members, managers, employees, and contractors (“Service Provider Indemnified Party”) from and against any loss, liability, or expense (including attorneys’ fees and costs) incurred by a Service Provider Indemnified Party as a result of a claim or demand by an unaffiliated Third Party alleging or arising from (i) any breach of this Agreement by Manufacturer; (ii) the negligence, gross negligence, willful misconduct or fraud by Manufacturer, its Affiliates or its or its Affiliates’ officers, directors, members, managers or employees (including indirect employees provided through staffing agencies and contract employees); and (iii) Manufacturer’s failure to comply with applicable Laws in the performance of this Agreement.

12.3	Procedures. The Party seeking to be indemnified pursuant to this Section 12 (as applicable, the “Indemnified Party”) shall be entitled to indemnification hereunder only: (i) if it gives written notice to the Party obligated to provide such indemnification hereunder (the “Indemnifying Party”) of any losses or claims, suits, or proceedings by Third Parties which may give rise to a claim for indemnification with reasonable promptness after receiving written notice of such claim (or, in the case of a proceeding, is served in such proceeding) or becoming aware of any such loss; provided, however, that failure to give such notice shall not relieve the Indemnifying Party of its obligation to provide indemnification, except if and to the extent that the Indemnifying Party is actually and materially prejudiced thereby, and (ii) once the Indemnifying Party confirms in writing to the Indemnified Party that it is prepared to assume its indemnification obligations hereunder, the Indemnifying Party has sole control over the defense of the claim, at its own cost and expense; provided, however, that the Indemnified Party shall have the right to be represented by its own counsel at its own cost in such matters. Notwithstanding the foregoing, (x) no Indemnifying Party shall have the right to assume control over the assertion of any claim, or the commencement of any action, in either case with respect to Taxes of the Indemnified Party, provided that the Indemnified Party shall not settle or resolve any such claim or action if doing so would reasonably be expected to adversely impact the Indemnifying Party, including increasing the Indemnifying Party’s obligations pursuant to this Agreement, without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed; and (y) the Indemnifying Party shall not settle or dispose of any such matter in any manner which would require the Indemnified Party to make any admission, or to take any action (except for ceasing use or distribution of the items subject to the claim) without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. Each Party shall reasonably cooperate with the other Party and its counsel in the course of the defense of any such suit, claim, or demand, such cooperation to include using reasonable efforts to provide or make available documents, information, and witnesses and to mitigate damages.

12.4	Employment Indemnities. Each Party agrees to cooperate in the defense of an Employment Claim, including coordinating with each Party’s insurance carriers with respect to any Employment Claim. To the extent there is any payment due and payable in connection with a Personal Injury Claim, the Parties shall allocate the costs in proportion to each Party’s relative negligence. In the event of a Benefits Claim, the employer Party shall defend and settle such Benefits Claim at its own expense.

12.5	Indemnification Period. Neither Party will have liability to the other Party for indemnification under Sections 12.1(i) and 12.2(i), respectively, unless notice of the claim is given by the Indemnified Party within two (2) years of the date that the cause of action arose.

13	Insurance. During the Term, each Party will obtain and maintain the insurance policies appropriate to such Party’s risks under this Agreement (as determined by each Party in its sole discretion). The obligations of each of the Parties under this Agreement shall not be limited by availability or collectability of the insurance policies carried by such Party.

14	Limitations on Liability

14.1	EXCEPT FOR EACH PARTY’S INDEMNIFICATION OBLIGATIONS IN SECTION 12 AND EXCEPT FOR A PARTY’S BREACH OF SECTION 10 (CONFIDENTIALITY), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT, OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, LOSS OF USE, TRANSACTION LOSSES, OR OPPORTUNITY COSTS) RESULTING FROM, ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT.

14.2	EXCEPT FOR EACH PARTY’S INDEMNIFICATION OBLIGATIONS IN SECTION 12 AND EXCEPT FOR MANUFACTURER’S OBLIGATION TO PAY SERVICE FEES AND SERVICES COSTS AND EXPENSES IN FULL WHEN DUE, IN NO EVENT SHALL EITHER PARTY’S TOTAL, AGGREGATE LIABILITY TO THE OTHER PARTY OR TO ANY OTHER THIRD PARTY FOR ANY AND ALL CAUSES OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT EXCEED THE HIGHER OF (I) $25,000,000 AND (II) THE AMOUNTS PAID OR PAYABLE BY MANUFACTURER TO SERVICE PROVIDER UNDER THIS AGREEMENT FOR SERVICES IN THE EIGHTEEN (18) MONTHS PRECEDING THE ACT OR OMISSION GIVING RISE TO THE CLAIMS (THE “BASE CAP”).

14.3	NOTWITHSTANDING ANY CONTRARY TERM IN THIS AGREEMENT, TO THE EXTENT PERMISSABLE UNDER APPLICABLE LAWS, IN NO EVENT SHALL EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, INCLUDING EACH PARTY’S OBLIGATIONS IN SECTION 12, EXCEED THE HIGHER OF (I) $50,000,000 AND (II) THE AMOUNTS PAID OR PAYABLE BY MANUFACTURER TO SERVICE PROVIDER THIS AGREEMENT FOR SERVICES IN THE THIRTY SIX (36) MONTHS PRECEDING THE ACT OR OMISSION GIVING RISE TO THE CLAIMS (THE “INDEMNITY CAP”).

14.4	FOR AVOIDANCE OF DOUBT, MANUFACTURER’S OBLIGATION TO PAY SERVICE FEES AND SERVICES COSTS AND EXPENSES IN FULL WHEN DUE IS NOT SUBJECT TO THE BASE CAP OR TO THE INDEMNITY CAP.

15	Force Majeure. No Party shall be liable for failure to perform its obligations under this Agreement if such failure results from circumstances beyond such Party’s reasonable control (a “Force Majeure Event”). A Force Majeure Event includes, but is not limited to, any act, event or occurrence, whether it is foreseeable or unforeseeable, that materially affects the ability of either Party to perform any or all of its obligations under the Agreement and which is beyond the reasonable control of either Party and is not caused by each Party’s negligence or willful misconduct. Depending upon the facts and circumstances, a Force Majeure Event may include, but is not limited to: acts of God; tornados, hurricanes, typhoons, excessive rainfall, earthquakes, or other severe weather conditions; blight; famine; quarantines, epidemics, or pandemics (except for known and continuing effects of COVID-19 and its known variants prior to the Effective Date, including shelter-in-place orders, factory closures, employee repatriation and other restrictions, guidelines, closings, cancellations and/or precautionary measures undertaken by governmental action); any act of terrorism; war; sabotage; insurrection or civil strife; blockades or embargoes; explosions; regional or national labor disputes, including strikes; customs delays; failure of any Third Party shipping or delivery provider; closure or accidents involving harbors, docks, canals, or other infrastructure used by the shipping or transportation industries; shipping delays that could not be avoided through the exercise of reasonable diligence; and other unavoidable events. The affected Party will notify the other Party as soon as practicable after the occurrence of a Force Majeure Event, and shall use commercially reasonable efforts to mitigate or cure the effect of the Force Majeure Event. In the event that the Force Majeure Event continues for a period exceeding six (6) months, then either Party may suspend performance of this Agreement or terminate this Agreement upon written notice to the other Party. Neither Party shall pay damages to the other Party for termination of this Agreement due to a Force Majeure Event.

16	Governing Law and Jurisdiction; Waiver of Jury Trial; Equitable Remedies

16.1	Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction). The application of the United Nations Conventions on the International Sale of Goods is explicitly excluded. Any legal suit, action or proceeding arising out of or based upon this Agreement shall properly and exclusively lie in the state and federal courts located in the state of Delaware, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such Party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

16.2	Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

16.3	Equitable Relief. Each Party acknowledges that a breach by the other Party of this Agreement may cause the non-breaching Party irreparable harm, for which an award of damages would not be adequate compensation, and in the event of such a breach or threatened breach, the non-breaching Party will be entitled to seek equitable relief, including, without limitation, specific performance. The Parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies are not exclusive but are in addition to all other remedies available under this Agreement at Law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

17	Miscellaneous.

17.1	Assignment.

(i)	Neither Party may assign this Agreement to any Third Party, in whole or in part, including by operation of Law or otherwise, without the prior written consent of the other Party except that Service Provider shall be permitted to assign this Agreement, in whole or in part, to an Affiliate upon thirty (30) days prior notice to Manufacturer (an “Affiliate Assignee”), provided however, that (a) the Affiliate Assignee agrees to be responsible for the obligations of Service Provider hereunder, including all rights and obligations arising prior to the date on which the assignment is effective, and (b) Service Provider remains liable for the performance of each and all of the obligations by such Affiliate Assignee under the Agreement unless the Parties agree to otherwise in writing. For purposes of this Agreement, any Change of Control of a Party shall be deemed an assignment. “Change of Control” means (a) an acquisition of the Party by another Person by means of any transaction or series of related transactions pursuant to which such other Person becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the voting stock of the relevant Party (including any reorganization, amalgamation, exchange offer, business combination, merger, consolidation or similar transaction), or (b) a sale, transfer, assignment, conveyance, or other disposition, directly or indirectly, in one or a series of related transactions, of all or substantially all of the assets of the Party. “Beneficial owner” means a beneficial owner as defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934. Prohibited assignments are null and void. This Agreement shall be binding upon and shall inure to the benefit of the Parties’ permitted successors and assigns.

(ii)	Notwithstanding anything in this Section 17.1, Manufacturer, on behalf of TUM 1 may (a) directly or indirectly, pledge, encumber, collaterally assign, transfer or otherwise grant a lien or other security interest on its rights hereunder (such pledge, encumbrance, assignment, transfer or grant, a “Pledge”) as collateral in connection with the Credit Agreement and (b) assign this Agreement in connection with a foreclosure (or a sale, assignment or other transfer in lieu of foreclosure) or other exercise of remedies of the Secured Parties (as defined in the Credit Agreement) (or any of their applicable representatives) with respect to the Pledge.

17.2	Third-Party Beneficiaries. Except (1) as provided in Section 12.1 (Indemnification by Service Provider) and Section 12.2 (Indemnification by Manufacturer) and (2) for any Service Recipient, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

17.3	Independent Contractors. The relationship between Service Provider and Manufacturer is that of independent contractors. Nothing contained in this Agreement or any of the other Commercial Agreements creates any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between or among the Parties or any of their respective Affiliates for any purposes whatsoever (including for U.S. federal income tax purposes), neither Party shall, or shall permit its Affiliates to, hold itself out as an agent, partner, joint venturer, employer, employee or fiduciary of the other Party (or any of its Affiliates) in connection with this Agreement (including for U.S. federal income tax purposes), and neither Party has authority to contract or bind the other Party in any manner whatsoever.

17.4	Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder (other than routine communications having no legal effect) must be in writing and sent to the respective Party at the following addresses (or at such other address for a Party as may be specified in a notice given in accordance with this Section 17.4). Notices sent in accordance with this Section 17.4 will be deemed effective: (i) when received, if delivered by hand (with written confirmation of receipt); (ii) when received, if sent by an internationally recognized overnight courier (receipt requested); or (iii) on the date sent by email (in each case, with confirmation of transmission, and only if an email address is provided by a Party to the other Party in a notice given in accordance with this Section 17.4), if sent during normal business hours of the recipient, and on the next day if sent after normal business hours of the recipient:

if to Manufacturer:

FREYR Battery, Inc.

6&8 East Court Square, Suite 300

Newnan, Georgia 30263

Attention: Compliance Officer

Email: compliance-officer@freyrbattery.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

22 Bishopsgate

London, EC2N 4BQ

Attention:	Denis Klimentchenko
Danny Tricot
Email:	denis.klimentchenko@skadden.com
danny.tricot@skadden.com

if to Service Provider, to:

Trina Solar (U.S.), Inc.

7100 Stevenson Boulevard

Fremont, CA 94538

Attention: Legal Department; Jianfeng Wu

Email: jianfeng.wu@trinasolar.com

with a copy (which shall not constitute notice) to:

Dorsey & Whitney LLP

51 West 52nd Street

New York, NY 10019-6119

United States

Attention:	Catherine X. Pan-Giordano
Kevin Maler
Email:	pan.catherine@dorsey.com
maler.kevin@dorsey.com

17.5	Interpretation. For purposes of this Agreement: (i) the words “include,” “includes,” and “including” will be deemed to be followed by the words “without limitation”; (ii) the word “or” is not exclusive; and (iii) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (a) to Sections and Schedules refer to the Sections of, and Schedules attached to this Agreement; (b) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (c) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

17.6	Entire Agreement; Termination of Prior Agreements. This Agreement, together with all schedules and attachments and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. The Parties acknowledge that, effective as of the Effective Date, the Parties to the Prior Agreements have entered into a termination agreement effective as of the Effective Date.

17.7	Amendment; Waiver. No amendment to this Agreement will be effective unless it is in writing and signed by both Parties. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof.

17.8	Severability. If any term or provision of this Agreement is invalid, illegal, void or unenforceable in any jurisdiction, such invalidity, illegality, voidability or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. The Parties further agree to replace such invalid, illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal, void or unenforceable provision.

17.9	Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

17.10	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

Trina Solar (U.S.), Inc.		FREYR Battery, Inc.

/s/ Steven Zhu		/s/ Daniel Barcelo
Name:	Steven Zhu	Name:	Daniel Barcelo
Title:	President, Director	Title:	Authorized Signatory

[Signature Page to Module Operational Support Agreement]